Exhibit 12(b)

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CNF INC.
COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
"Year Ended December 31,

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(dollars in thousands)
                                   2001        2000        1999        1998        1997

Combined Fixed Charges and
 Preferred Stock Dividends:
  Interest expense               $27,992     $29,972     $25,972     $32,627     $39,553
  Capitalized interest               864       4,636       5,864       2,342       2,077
  Dividend requirement on Series
   B Preferred Stock(1)           10,606      10,808      10,992      12,133      12,377
  Dividend requirement on
   preferred securities of
   subsidiary trust                6,250       6,250       6,250       6,250       3,471
  Interest component of
    rental expense (2)            25,033      38,161      41,363      40,750      35,607

Fixed Charges                    $70,745     $89,827     $90,441     $94,102     $93,085

Earnings (Loss):
 Income (Loss) from continuing
  operations before taxes (3)  $(695,933)   $261,196    $332,260    $253,812    $234,812
 Fixed charges:                   70,745      89,827      90,441      94,102      93,085
  Capitalized interest              (864)     (4,636)     (5,864)     (2,342)     (2,077)
  Preferred dividend
   requirements(4)               (10,606)    (10,808)    (10,992)    (12,133)    (12,377)

                               $(636,658)   $335,579    $405,845    $333,439    $313,443

 Ratio                              (9.0)x       3.7x        4.5x        3.5x        3.4x

Deficiency in the coverage of
 fixed charges by earnings
 (loss) before fixed charges    (707,403)         -           -           -           -



(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2)  Estimate of the interest portion of lease payments.

(3) For the year ended December 31, 2001, results included a $652.2 million loss from restructuring charges at Emery Worldwide and Menlo Logistics' $47.5 million loss from the business failure of a customer.

(4) Preferred stock dividend requirements included in Combined Fixed Charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.

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